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                                AMRESCO, INC.

                EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

                                                     Three Months Ended              Nine Months Ended
                                                        September 30,                  September 30,
                                                     2000          1999              2000          1999
Basic and Diluted:
 Income (loss) from continuing operations        $(21,847,000)  $(76,479,000)  $(159,644,000)  $(58,223,000)
 Income (loss) from discontinued operations,
  net of income taxes                                 (46,000)    (5,530,000)     46,184,000     (1,444,000)
 Income (loss) before extraordinary gain          (21,893,000)   (82,009,000)   (113,460,000)   (59,667,000)
 Extraordinary gain on early retirement of debt,
  net of income taxes                               3,470,000                      3,470,000
 Net income (loss)                               $(18,423,000)  $(82,009,000)  $(109,990,000)  $(59,667,000)

 Weighted average common shares outstanding        10,038,968      9,757,224       9,862,417      9,717,910
 Restricted shares                                   (323,076)      (171,007)       (169,113)      (154,236)
   Total                                            9,715,892      9,586,217       9,693,304      9,563,674

 Earnings (loss) from continuing operations            $(2.25)        $(7.98)        $(16.47)        $(6.09)
 Earnings (loss) from discontinued operations,
  net of income taxes                                   (0.01)         (0.57)           4.76          (0.15)
 Extraordinary gain on early retirement of debt,
  net of income taxes                                    0.36                           0.36
  Earnings (loss) per share                            $(1.90)        $(8.55)        $(11.35)        $(6.24)
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